Exhibit 5.1

Jumia Technologies AG

Charlottenstraße 4

10969 Berlin

Germany

April 24, 2020

Ladies and Gentlemen:

We are acting as German counsel to Jumia Technologies AG, Berlin, (the Company) a stock corporation organized under the laws of the Federal Republic of Germany (Germany), as to matters of German law in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S 8 (the Registration Statement) on April 24, 2020. The purpose of the Registration Statement is to register under the Securities Act of 1933, as amended (the Securities Act), 9,449,198 ordinary shares with no-par value, which, upon a potential future conversion into American Depositary Shares evidenced by American depositary receipts (the ADSs), will represent 4,724,599 ADSs, each representing an ownership interest in two ordinary bearer shares of the Company with a notional amount attributable to each ordinary bearer share of €1.00 per share (the Shares). These 9,449,198 Shares are or may become issuable under the following programs: 6,756,322 Shares under the Option Program 2016, 1,449,509 Shares under the Stock Option Program 2019 and 1,243,367 Shares under the Virtual Restricted Stock Unit Program 2019 (together, the Plans).

This opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

In this context, we examined, inter alia, the following documents:

A)	a copy of the current articles of association (Satzung) of the Company dated April 16, 2019 (the Articles of Association);

B)

a copy of an electronic excerpt from the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg, Germany (the Commercial Register), docket number HRB 203542 B, relating to the Company dated April 24, 2020;

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C)	a copy of each Plan;

D)	a copy of the limited partnership agreement of Jumia UG (haftungsbeschränkt) & Co. KG of December 30, 2016 including its Annex C (Option Program 2016);

E)

a copy of the minutes of the extraordinary general shareholders’ meeting of Africa Internet Holding GmbH, the predecessor of the Company, held on December 17/18, 2018, which resolved, inter alia, on the change of legal form;

F)	a copy of the minutes of the extraordinary general shareholders’ meeting of the Company, held on February 15, 2019, which resolved, inter alia, on the Stock Option Program 2019;

G)

a copy of the written resolutions of the management board of the Company dated March 11, 2019 regarding the approval of the Stock Option Program 2019 and of the Virtual Restricted Stock Unit Program 2019;

H)

a copy of the resolutions of the supervisory board of the Company dated March 11/12, 2019 regarding, inter alia, the approval of the Stock Option Program 2019 and of the Virtual Restricted Stock Unit Program 2019 as well as of certain determinations thereunder;

I)	a copy of the minutes of the extraordinary general shareholders’ meeting of the Company, held on April 1, 2019, which resolved, inter alia, on the change of the Conditional Capital 2019/I;

J)

a copy of the minutes of the extraordinary general shareholders’ meeting of the Company, held on April 9, 2019, which resolved on the cancellation and complete restatement of the Authorized Capital 2019/I (the agreement under D), together with the resolutions under E) through J), the Resolutions);

K)	a copy of the written resolutions of the management board of the Company dated April 15, 2020 regarding, inter alia, the partial utilization of the Authorized Capital 2018/I;

L)

a copy of the minutes on the resolutions of the Company’s supervisory board of November 11, 2019 delegating the authority to approve, inter alia, the partial utilization of the Authorized Capital 2018/I to the audit committee of the supervisory board;

M)

a copy of the minutes on the resolutions of the audit committee of the Company’s supervisory board dated April 20, 2020 approving, inter alia, the partial utilization of the Authorized Capital 2018/I; and

N)	a copy of the Registration Statement.

In giving this opinion, we have assumed that all documents submitted to us as a copy correspond to the respective original and that all documents examined by us are within the power of, and have been or will be validly authorized and executed by all parties thereto other than the Company, which is acting on the basis of the Resolutions. We have further assumed (1) that all authorizations, other than those authorizing the Company with respect to which we have received copies of the Resolutions, have been or will be validly issued and that none of these authorizations has been revoked, (2) that all documents, including electronic excerpts from the Commercial Register, submitted to us and made as of a specific date, have not been amended, cancelled, or otherwise been altered since that date until the date hereof, (3) that all documents submitted to us in purported final draft form have been, or will be, executed in the form submitted, (4) that the Company will at all times continue to have sufficient authorized or conditional share capital with the relevant authorization to waive any pre-emptive subscription rights; (5) that the management board and the supervisory board of the Company will duly pass the relevant resolutions for the issue of the Shares (the Board Resolutions) in accordance with the Articles of Association, the terms of the Plans, the Resolutions and applicable law; (6) that upon issue of any Shares, the Company will receive payment in cash of an issue price in accordance with the Plans, the Resolutions and applicable law and (7) that there will be no amendments to the authorized share capital of the Company which would adversely affect the issue of the Shares and the conclusions stated in this opinion. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In this opinion, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances in which a court may be prepared to pierce or lift the corporate veil) (nicht nachschusspflichtig).

Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that when the Company as a German stock corporation has issued the Shares against payment therefor under the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly issued, granted or awarded and exercised in accordance with the requirements of law, the Resolutions, the Board Resolutions, the Articles of Association, and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following qualifications:

(i) Pursuant to Sections 57 et seq. and 71a of the German Stock Corporation Act (Aktiengesetz) (AktG), except for dividends or unless explicitly permitted under the AktG, no payments, other distributions, financing arrangements, financial support, or other services of any kind may be made, directly or indirectly, by a stock corporation (Aktiengesellschaft) to current or future shareholders in their capacity as such.

(ii) We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness, or reasonableness of any statement contained in the Registration Statement (including in documents incorporated into the Registration Statement by reference) or any documents provided to Plan participants with respect to the Shares or the Company.

(iii) This opinion speaks as of its date and is confined to, and is given on the basis of, the laws of Germany as they exist at the date hereof; it is governed by the laws of Germany. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

(iv) We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP